Exhibit 10.2

FIRST AMENDMENT

Technology License, Marketing & Collaboration Agreement

This First Amendment, dated and made effective as of June 1, 2011 is entered into by and between Cavitation Technologies, Inc ("Licensor") and N.V. Desmet Ballestra Group S.A. ("Licensee").

RECITALS

WHEREAS, Licensor and Licensee entered into a Technology License, Marketing & Collaboration Agreement as of November 1, 2010 ("Agreement").

WHEREAS, the Licensor and Licensee desire to clarify and further amend certain provisions within the Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Agreement and this First Amendment to said Agreement, the Licensor and Licensee agree as follows:

  Licensor and Licensee agree that Article 8.02 of the Agreement describing a shared savings royalty fee model shall be omitted.

  Licensor and Licensee agree that Exhibit E of the Agreement describing the shared savings royalty fee model shall be omitted.

  Licensor and Licensee agree that Exhibit D, paragraph 1a of the Agreement describing the Nano Reactor pricing schedule shall be omitted.

  Licensor and Licensee agree that Article 10 of the Agreement and its stipulations are still subject to the original November 1, 2010.

  Licensee agrees to propose to Site Users a total price split into two components, an Equipment Price component paid from Site User direct to Licensee, and a Fixed License Fee component paid from Site User direct to Licensor.

  Equipment Prices on an Ex Works basis for the basic Nano Neutralization scope of supply are as listed in Exhibit F attached for the standard throughput rates from 200 to 1200 metric tons per day of oil. Equipment Prices include a reactor fee Licensee pays to Licensor as listed in Exhibit F attached.

  If a Site User requests additional scope of supply (freight, piping, automation, skid mounting, etc.) then Licensor will propose this additional scope as a separate line item price in the proposal in addition to the Equipment Price for the basic scope of supply.

  Fixed License Fees for Nano Neutralization are as listed in Exhibit F attached for the standard throughput rates from 200 to 1200 metric tons per day of oil.

  Licensor and Licensee agree to payment terms with Site Users for both the Equipment Cost and Fixed License Fee which are 30 percent paid with confirming order, 60 percent paid within 30 days of shipment, and final 10 percent paid within 30 days of initial start-up, or within 120 days of shipment, whichever occurs first.

  Licensor agrees to pay Licensee a 15% portion of Fixed License Fees it receives from Site Users within 30 days of receipt. Licensee shall provide Licensor with the appropriate bank account for such fees to be transferred.

  Licensee agrees to guaranty to Site Users the operating improvements resulting from implementation of the Nano Neutralization Process. For soybean oil refining plants, Licensor agrees to guaranty a reduction in phosphoric acid consumption of at least 90%, a reduction of sodium hydroxide consumption of at least 30%, and an improvement of oil yield of at least 0.2%.

  Licensor agrees to warranty the Nano Reactors for 2 years, and offer replacement Nano Reactors for the prices in Exhibit G attached.

  Licensor and Licensee agree that any special considerations requested by Site Users beyond those stated in this First Amendment and the Agreement must be approved by Licensor in writing (email) before Licensee is authorized to contractually agree to such special considerations with Site Users.

  Licensor and Licensee agree that after additional operational data is collected from multiple Site Users, the process guarantees made by Licensee may be broadened to other oils and further improved for soybean oil, and the Fixed License Fees may be increased accordingly to maintain attractive return on investment for Site Users. Any such changes agreed between Licensor and Licensee will be confirmed by further amendments to the Agreement.

  Licensor and Licensee agree that the order of precedence of the agreements is A.) this First Amendment dated June 1, 2011, and B.) the Agreement dated November 1, 2010.

  Licensor and Licensee agree that this First Amendment may be executed in any number of counterparts, each of which shall be deemed an original.

  Licensor and Licensee agree to accept facsimile signatures on this First Amendment with the same effect as original signatures.

IN WITNESS WHEREOF, Licensor and Licensee have executed this First Amendment as of the date of the last to sign below.

CAVITATION TECHNOLOGIES, INC. CAVITATION TECHNOLOGIES By: /s/ Roman Gordon Name: Roman Gordon Title: Chief Executive Officer Date: June 7, 2011	N.V. DESMET BALLESTRA S.A N.V. DESMET BALLESTRA S.A By: /s/ M. Kellens b.v.b.a. Name: Marc Kellens Title: Group Technical Director Date: June 7, 2011